Exhibit 3.2

FORM OF AMENDED AND RESTATED BYLAWS OF

J. ALEXANDER’S HOLDINGS, INC.

(a Tennessee Corporation)

As effective on             , 2015

PREAMBLE

These Bylaws are subject to, and governed by, the Tennessee Business Corporation Act (the “TBCA”) and the Amended and Restated Charter of J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Corporation”), then in effect (the “Charter”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the TBCA or the provisions of the Charter, such provisions of the TBCA or the Charter, as the case may be, will be controlling.

ARTICLE I

Offices

SECTION 1. Registered Office. The registered office of the Corporation shall be fixed in the Charter.

SECTION 2. Other Offices. The Corporation’s Board of Directors (the “Board of Directors”) may at any time establish other offices at any place or places where the Corporation is qualified to do business or as the business of the Corporation may require.

ARTICLE II

Meetings of Shareholders

SECTION 1. Annual Meetings. The annual meeting of shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such place, date and time, within or without the State of Tennessee, as the Board of Directors shall determine.

SECTION 2. Special Meetings. Special meetings of shareholders for the transaction of such business as may properly come before the meeting may be held only upon call by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall be held at such place, date and time, within or without the State of Tennessee, as may be specified by such body or person or persons in such call. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Except as otherwise provided by law, at least ten (10) days and not more than two (2) months before each meeting of shareholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each shareholder. Notice may be delivered personally, by mail or by electronic transmission in accordance with Section 48-11-202 of the TBCA.

SECTION 4. Postponement and Cancellation of Meeting. Any previously scheduled annual or special meeting of the shareholders may be postponed, and any previously scheduled annual or special meeting of the shareholders called by the Board of Directors may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of shareholders.

SECTION 5. Record Date. The Board of Directors shall fix as the record date for the determination of shareholders entitled to notice of a shareholders’ meeting, to vote or to take any other action, a date that is not less than ten (10) nor more than seventy (70) days before the meeting or action requiring a determination of shareholders. A record date fixed for a shareholders’ meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than four (4) months after the date fixed for the original meeting.

SECTION 6. Shareholder Lists. After the record date for a meeting has been fixed, the Corporation shall prepare an alphabetical list of the names of all shareholders who are entitled to notice of a shareholders’ meeting. Such list will show the address of and number of shares held by each shareholder. The shareholders’ list will be available for inspection by any shareholder, beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his or her agent or attorney is entitled on written demand to inspect and, subject to the requirements of the TBCA, to copy the list, during regular business hours and at his or her expense, during the period it is available for inspection.

SECTION 7. Acceptance of Shareholder Documents. If the name signed on a shareholder document (e.g., a vote, consent, waiver, or proxy appointment) corresponds to the name of a shareholder, the Corporation, if acting in good faith, is entitled to accept such shareholder document and give it effect as the act of the shareholder. If the name signed on such shareholder document does not correspond to the name of a shareholder, the Corporation, if acting in good faith, is nevertheless entitled to accept such shareholder document and to give it effect as the act of the shareholder if:

(a)	the shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;

(b)	the name signed purports to be that of a fiduciary representing the shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation has been presented with respect to such shareholder document;

(c)	the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation has been presented with respect to the shareholder document;

(d)	the name signed purports to be that of a pledgee, beneficial owner or attorney-in-fact of the shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the shareholder has been presented with respect to such shareholder document; or

(e)	two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one (1) of the co-owners, and the person signing appears to be acting on behalf of all the co-owners.

The Corporation is entitled to reject a shareholder document if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has a reasonable basis for doubt about the validity of the signature on such shareholder document or about the signatory’s authority to sign for the shareholder.

SECTION 8. Quorum. Except as otherwise provided by law or the Charter, a quorum for the transaction of business at any meeting of shareholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any shareholder.

SECTION 9. Organization. Meetings of shareholders shall be presided over by the Chairperson, if any, or if none or in the Chairperson’s absence the Vice Chairperson, if any, or if none or in the Vice Chairperson’s absence the Chief Executive Officer, if any, or if none or in the Chief Executive Officer’s absence the President, if any, or if none or in the President’s absence a Vice President, or, if none of the foregoing is present, by a chairperson to be chosen by the shareholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting. The Board of Directors may adopt before a meeting such rules for the conduct of the meeting, including an agenda and limitations on the number of speakers and the time which any speaker may address the meeting, as the Board of Directors determines to be necessary or appropriate for the orderly and efficient conduct of the meeting. Subject to any rules for the conduct of the meeting adopted by the Board of Directors, the person presiding at the meeting may also adopt, before or at the meeting, rules for the conduct of the meeting.

SECTION 10. Voting; Proxies; Required Votes; Action by Written Consent.

(a)	General. At each meeting of shareholders, every shareholder entitled to vote may do so in person or by proxy appointed by instrument in writing, subscribed by such shareholder or by such shareholder’s duly authorized attorney-in-fact, and, unless the Charter provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such shareholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. No proxy shall be valid after the expiration of eleven (11) months from the date of the execution, unless the proxy expressly provides otherwise.

(b)	Director Elections. Directors shall be elected as set forth in the Charter.

(c)	All Other Matters. Except as otherwise required by law or the Charter, any other action of the shareholders shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

(d)	Actions by Written Consent. Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of the shareholders of the Corporation or by the shareholders in writing in lieu of such a meeting to the extent permitted by the Charter and these Bylaws.

SECTION 11. Business at Annual and Special Meetings. No business may be transacted at an annual or special meeting of shareholders other than business that is:

(a)	specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or an authorized committee thereof,

(b)	otherwise brought before the meeting by or at the direction of the Board of Directors or an authorized committee thereof, or

(c)	otherwise brought before the meeting by a “Noticing Shareholder” who complies with the notice procedures set forth in Article II, Section 12 of these Bylaws.

A “Noticing Shareholder” must be either a “Record Holder” or a “Nominee Holder.” A “Record Holder” is a shareholder that holds of record stock of the Corporation entitled to vote at the meeting on the business (including any election of a director) to be appropriately conducted at the meeting. A “Nominee Holder” is a shareholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to the Corporation such indirect ownership of such stock and such Nominee Holder’s entitlement to vote such stock on such business. Clause (c) of Section 9 of this Article II shall be the exclusive means for a Noticing Shareholder to make director nominations or submit other business before a meeting of shareholders (other than proposals brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting, which proposals are not governed by these Bylaws). Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a shareholders’ meeting except in accordance with the procedures set forth in Section 12 of this Article II of these Bylaws and Section 11 of this Article II.

SECTION 12. Notice of Shareholder Business to be Conducted at a Meeting of Shareholders. In order for a Noticing Shareholder to properly bring any item of business before a meeting of shareholders, the Noticing Shareholder must give timely notice thereof in writing to the Secretary of the Corporation in compliance with the requirements of this Section 12 of Article II. This Section 12 of Article II shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

(a)	To be timely, a Noticing Shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation:

(i)	in the case of an annual meeting of shareholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation; and

(ii)	in the case of a special meeting of shareholders called for the purpose of electing directors, not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

(b)	To be in proper form, whether in regard to a nominee for election to the Board of Directors or other business, a Noticing Shareholder’s notice to the Secretary must:

(i)	Set forth, as to the Noticing Shareholder and, if the Noticing Shareholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

(A)	the name and address of the Noticing Shareholder as they appear on the Corporation’s books and, if the Noticing Shareholder holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”),

(B)	the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired,

(C)	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation,

(D)	any proxy, contract, arrangement, understanding, or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the Corporation,

(E)	any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a short interest in a security if the Holder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security),

(F)	any rights to dividends on the shares of the Corporation owned beneficially by the Holder that are separated or separable from the underlying shares of the Corporation,

(G)	any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity,

(H)	any performance-related fees (other than an asset-based fee) that the Holder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any,

(I)	any arrangements, rights, or other interests described in Sections 12(b)(i)(C)-(H) held by members of such Holder’s immediate family sharing the same household,

(J)	a representation that the Noticing Shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from shareholders in support of the nomination(s) or the business proposed,

(K)	a certification regarding whether or not such shareholder and Shareholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such shareholder’s and/or Shareholder Associated Persons’ acquisition of shares or other securities of the Corporation and/or such shareholder’s and/or Shareholder Associated Persons’ acts or omissions as a shareholder of the Corporation,

(L)	any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder, and

(M)	any other information as reasonably requested by the Corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date.

(ii)	If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, the notice must set forth:

(A)	a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, and any material direct or indirect interest of the Holder or any Shareholder Associated Persons in such business, and

(B)	a description of all agreements, arrangements and understandings, direct and indirect, between the Holder, and any other person or persons (including their names) in connection with the proposal of such business by the Holder.

(iii)	Set forth, as to each person, if any, whom the Holder proposes to nominate for election or reelection to the Board of Directors:

(A)	all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected),

(B)	a description of any agreements, arrangements and understandings between or among such shareholder or any Shareholder Associated Person, on the one hand, and any other persons (including any Shareholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director, and

(C)	a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

(iv)	With respect to each nominee for election or reelection to the Board of Directors, the Noticing Shareholder shall include a completed and signed questionnaire, representation, and agreement required by Article II, Section 13 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of the nominee.

(c)	Notwithstanding anything in Article II, Section 12(a) to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which the public announcement naming all nominees or specifying the size of the increased Board of Directors is first made by the Corporation.

(d)	For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder. As used in these Bylaws, the term “Shareholder Associated Person” means, with respect to any shareholder, (i) any person acting in concert with such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) and (iii) any person controlling, controlled by or under common control with any shareholder, or any Shareholder Associated Person identified in clauses (i) or (ii) above. An “affiliate” is any “person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.” “Control” is defined as the “possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.” The term “associate” of a person means: (i) any corporation or organization (other than the registrant or a majority-owned subsidiary of the registrant) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries.

(e)

Only those persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors. Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws, provided, however, that, once business has been properly brought before the meeting in accordance with this Section 12(e) of Article II, nothing in this Section 12(e) of Article II shall be deemed to preclude discussion by any shareholder of such business. If any information submitted pursuant to this Section 12 of Article II by any shareholder proposing a nominee(s) for election as a director at a meeting of shareholders is inaccurate in any material respect, such information shall be deemed not to have been provided in accordance with this Section 12 of

Article II. Except as otherwise provided by law, the Charter, or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in compliance with the procedures set forth in these Bylaws and, if he should determine that any proposed nomination or business is not in compliance with these Bylaws, he shall so declare to the meeting and any such nomination or business not properly brought before the meeting shall be disregarded or not be transacted.

(f)	Notwithstanding the foregoing provisions of these Bylaws, a Noticing Shareholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 11 or this Section 12 of Article II.

(g)	Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notice of shareholder proposals that are, or that the Noticing Shareholder intends to be, governed by Rule 14a-8 under the Exchange Act are not governed by these Bylaws.

SECTION 13. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 12 of Article II of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon request) that such person:

(a)	is not and will not become a party to:

(i)	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or

(ii)	any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law, and

(b)	in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.

ARTICLE III

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Charter required to be exercised or done by the shareholders.

SECTION 2. Qualification; Number; Term; Remuneration.

(a)	Each director shall be at least eighteen (18) years of age. A director need not be a shareholder, a citizen of the United States, or a resident of the State of Tennessee. The Board of Directors shall consist of no fewer than three (3) or more than fifteen (15) members. The exact number of directors, within the minimum and maximum range for the size of the Board of Directors, shall be set in accordance with the Charter.

(b)	Directors shall be elected as set forth in the Charter.

(c)	Directors may be reimbursed or paid in advance their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3. Vacancies. Vacancies shall be filled as set forth in the Charter.

SECTION 4. Quorum and Manner of Voting. Except as otherwise provided by law or the Charter, a majority of the fixed number of directors if the Corporation has a fixed board size or a majority of the number of directors prescribed, or if no number is prescribed, the number in office immediately before the meeting begins, if the Corporation has a variable range board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice, if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken, and if the period of adjournment does not exceed one (1) month in any one (1) adjournment. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 5. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Tennessee, as may from time to time be determined by the Board of Directors, or as may be specified in the notice of meeting.

SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time determine. Notice need not be given of regular meetings.

SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairperson of the Board, Chief Executive Officer, or President or by a majority of the directors then in office. Special meetings shall be held upon notice of time, date and place sent by any usual means of communication, including electronic transmission in accordance with Section 48-11-202, not less than one (1) day before the special meeting.

SECTION 8. Organization. At all meetings of the Board of Directors, the Chairperson, if any, or if none or in the Chairperson’s absence or inability to act, the President, or in the President’s absence or inability to act, any Vice President who is a member of the Board of Directors, or in such Vice President’s absence or inability to act, a chairperson chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary of the meeting.

SECTION 9. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the letter of resignation.

SECTION 10. Attendance by Telephone. Unless otherwise restricted by the Charter, members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 11. Action by Written Consent. Except as otherwise provided in the Charter, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors. If the directors consent to taking such action without a meeting, the affirmative vote of a majority of the directors is the act of the Board of Directors.

ARTICLE IV

Committees

SECTION 1. Appointment; Limitations. From time to time the Board of Directors by a resolution adopted by a majority of the Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment. No

Committee of the Board shall take any action to authorize distributions (except according to a formula or method prescribed by the Board of Directors, fill vacancies on the Board of Directors or any of its committees, adopt amend, or repeal bylaws, authorize or approve reacquisition of shares, except according to a formula or method prescribed by the board of directors, or authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within the limits specifically prescribed by the Board. No Committee of the Board shall take any action which is required in these Bylaws, in the Charter or by statute to be taken by a vote of a specified proportion of the whole Board of Directors.

SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3. Action by Written Consent. Except as otherwise provided in the Charter, any action required or permitted to be taken at any meeting of any committee may be taken without a meeting if all the members of such committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of such committee. If the members of a committee consent to taking such action without a meeting, the affirmative vote of a majority of the members of the committee is the act of the committee.

SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE V

Officers

SECTION 1. Appointment and Qualifications. The Board of Directors shall appoint the officers of the Corporation, which shall include a Chairperson of the Board, Chief Executive Officer, President, Treasurer and Secretary and may include, by appointment, one or more Vice Presidents (any one or more of whom may be given an additional designation of rank or function) and such Assistant Treasurers, such Assistant Secretaries and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the Chief Executive Officer. Any two or more offices may be held by the same person unless specifically prohibited therefrom by law.

SECTION 2. Term of Office and Remuneration. Each officer shall serve until the earlier of his or her removal, the expiration of the term for which he or she is appointed or until his or her successor has been appointed and qualified. Appointment of an officer shall not itself create contract rights between the Corporation and such officer or agent. Any vacancy in any office arising from any cause may be filled by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors, and any officer appointed by an executive officer or by a committee may be removed either with or without cause by the officer or committee who appointed him or her or by the Chairperson, the Chief Executive Officer or the President.

SECTION 4. Chairperson of the Board. The Chairperson of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The Chief Executive Officer shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article V; may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments; and shall have such other powers and authority as from time to time may be assigned by the Board of Directors.

SECTION 6. President. The President shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 1 of this Article V; may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments; and shall have such other powers and authority as from time to time may be assigned by the Board of Directors or the Chief Executive Officer.

SECTION 7. Vice President. A Vice President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors, the Chief Executive Officer or the President.

SECTION 8. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors, the Chief Executive Officer or the President.

SECTION 9. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors, the Chief Executive Officer or the President. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and shall prepare and record all votes and all minutes of all such meetings in a book to be kept for that purpose. He or she shall also perform like duties for any committee when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors when required, and unless directed otherwise by the Board of Directors, shall keep a stock record containing the names of all persons who are shareholders of the Corporation, showing their place of residence and the number of shares held by each of them. The Secretary shall have the responsibility of authenticating records of the Corporation.

SECTION 10. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

SECTION 11. Other Officers. The Chief Executive Officer or Board of Directors may appoint other officers and agents for any group, division or department into which this Corporation may be divided by the Board of Directors, with titles as the Chief Executive Officer or Board of Directors may from time to time deem appropriate. All such officers and agents shall receive such compensation, have such tenure and exercise such authority as the Chief Executive Officer or Board of Directors may specify. All appointments made by the Chief Executive Officer hereunder and all the terms and conditions thereof must be reported to the Board of Directors.

ARTICLE VI

Indemnification of Directors, Officers and Others

SECTION 1. Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to each director and officer of the Corporation, or any person who may have served at the request of the Corporation’s Board of Directors or its President or Chief Executive Officer as a director or officer of another corporation (and, in either case, such person’s heirs, executors and administrators), to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted. The Corporation may indemnify and advance expenses to any employee or agent of the Corporation who is not a director or officer (and such person’s heirs, executors and administrators) to the same extent as to a director or officer, if the Board of Directors determines that doing so is in the best interests of the Corporation.

SECTION 2. Non-Exclusivity of Rights. The indemnification and expense advancement provisions of Section 1 of this Article VI shall not be exclusive of any other right which any person (and such person’s heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the Charter, provision of these Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance (purchased by the Corporation or otherwise), both as to action in such person’s official capacity and as to action in another capacity.

SECTION 3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation’s Board of Directors or its Chief Executive Officer as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article or the TBCA.

SECTION 4. Survival.

(a)	The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and administrators.

(b)	The provisions of this Article VI shall be a contract between the Corporation, on the one hand, and each person who was a director and officer at any time while this Article VI is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such person intend to be legally bound. Any repeal or modification of the provisions of this Article VI shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification, regardless of whether a claim arising out of such action, omission or state of facts is asserted before or after such repeal or amendment.

SECTION 5. Enforceability of Right to Indemnification. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article VI shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. If a claim under Section 1 of this Article VI is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified by the Corporation against any expenses reasonably incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part.

SECTION 6. Primacy of Indemnification by the Corporation. The Corporation acknowledges that certain directors and officers may have certain rights to indemnification, advancement of expenses and/or insurance provided by the shareholders of the Corporation or one or more affiliates of such shareholders of the Corporation other than the Corporation and its subsidiaries (any of such entities, together with their affiliates (other than the Company and its subsidiaries), the “Other Indemnitors”) as a partner or employee of any of such entities (or their respective payroll companies) or pursuant to separate written agreements, which the Corporation and the Other Indemnitors intend to be secondary to the primary obligation of the Corporation to provide indemnification as provided herein. If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement or arrangement (whether pursuant to contract, by-laws or charter) to a person indemnifiable hereunder, then (i) the applicable Other Indemnitor shall be fully subrogated to all of such person’s rights with respect to such payment and (ii) the Corporation shall indemnify, reimburse and hold harmless the applicable Other Indemnitor for the payments actually made. The Corporation agrees that the Other Indemnitors are express third party beneficiaries of the terms of this paragraph.

ARTICLE VII

Books and Records

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Tennessee as the Board of Directors or the respective officers in charge thereof may from time to time determine.

SECTION 2. Addresses of Shareholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each shareholder at the shareholder’s address as it appears on the records of the Corporation. The record books containing the names and addresses of all shareholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed by the Bylaws and by such officer or agent as shall be designated by the Board of Directors.

ARTICLE VIII

Certificates Representing Stock

SECTION 1. Certificates: Signatures• Rules and Regulations. There may be issued to each holder of fully paid shares of capital stock of the Corporation a certificate or certificates for such shares; however, the Corporation may issue uncertificated shares of its capital stock. Every holder of capital stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of the capital stock of the Corporation and any certificates representing such shares.

SECTION 2. Transfers of Stock. The capital stock of the Corporation shall be transferred only upon the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof (or such holder’s attorney lawfully constituted in writing), in each case with such proof of the authenticity of instruction and/or signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all the rights and powers of such security.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share or pay in money the value of fractions, arrange for disposition of fractional shares by the shareholders; and issue scrip in registered or bearer form entitling the holder to receive a full share upon surrendering enough scrip to equal a full share Corporation or of its agent, but such scrip shall not entitle the holder to any rights of a shareholder except as therein provided.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify, or otherwise indemnify, the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE IX

Dividends

Subject always to the provisions of law and the Charter, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to eligible shareholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the shareholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or shareholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment by the Board of Directors or by the shareholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE XI

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on the Sunday closest to December 31st.

ARTICLE XII

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Charter or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except when such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any waiver of notice shall be filed with the minutes of the corporate records.

ARTICLE XIII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he or she may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by such primary financial officer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairperson, Chief Executive Officer, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairperson, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of shareholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to shareholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIV

Amendments

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in the Charter or these Bylaws, these Bylaws may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, and any Bylaws adopted by the Board of Directors may be amended or repealed by the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that no provision of the Bylaws may be adopted, amended or repealed which shall interpret or qualify, or impair or impede the implementation of any provision of the Charter or which is otherwise inconsistent with the provisions of the Charter. Any inconsistency between these Bylaws and the Charter shall be construed in favor of the Charter.

ARTICLE XV

Miscellaneous

When used in these Bylaws and when permitted by applicable law, the terms “written” and “in writing” shall include any “electronic transmission,” as defined in Section 48-11-202 of the TBCA, including without limitation any telegram, cablegram, facsimile transmission and communication by electronic mail, and “address” shall include the recipient’s electronic address for such purposes.